Exhibit 4.1

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is dated as of November 2, 2007, between Mines Management, Inc., an Idaho corporation (the “Company”) and Silver Wheaton Corp., a corporation continued under the laws of the Province of Ontario (the “Subscriber”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and in reliance on Section 4(2) of the Securities Act, Regulations S promulgated thereunder and National Instrument 45-106 – Prospectus and Registration Exemptions, the Company desires to issue and sell to the Subscriber, and the Subscriber desires to subscribe for, shares of the Company’s Common Stock (the “Offering”), as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Subscriber agree as follows:

ARTICLE I.
DEFINITIONS

1.1           Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated in this Section 1.1:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed in Rule 144 under the Securities Act. With respect to the Subscriber, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as the Subscriber will be deemed to be an Affiliate of the Subscriber.

“AMEX” means the American Stock Exchange.

“Applicable Securities Laws” shall have the meaning ascribed to such term in Section 2.3(d).

“Claims” shall have the meaning ascribed to such term in Section 3.1(i).

“Closing” means the closing of the purchase and sale of the Shares pursuant to Section 2.2.

“Closing Date” shall have the meaning ascribed to such term in Section 2.2.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value US$0.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed into.

“Environmental Laws” shall have the meaning ascribed to such term in Section 3.1(m).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(l).

“Material Adverse Effect” shall have the meaning ascribed to such term in Section 3.1(j).

“Montanore Project” means the Company’s Montanore Silver-Copper Project.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Public Reports” shall have the meaning ascribed to such term in Section 3.1(o).

“Purchase Price” shall have the meaning ascribed to such term in Section 2.1.

“Registration Rights Agreement” means that certain Registration Rights Agreement between the Company and the Subscriber, dated as of an even date herewith.

“Regulator” shall have the meaning ascribed to such term in Section 2.3(f).

“Right of First Refusal Agreement” means that certain Right of First Refusal Agreement between the Company and the Subscriber, dated as of an even date herewith.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means the shares of Common Stock issued or issuable to the Subscriber pursuant to this Agreement.

“Stock Exchanges” shall mean the AMEX and the TSX.

“Subsidiary” means any subsidiary of the Company.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on date of determination: the Nasdaq Stock Market, the TSX, the AMEX, the New York Stock Exchange, the Nasdaq National Market or the OTC Bulletin Board.

“Transaction Documents” means this Agreement, the Right of First Refusal Agreement, the Registration Rights Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“TSX” means the Toronto Stock Exchange.

ARTICLE II.
TERMS OF THE OFFERING, CLOSING

2.1           Purchase and Sale. Upon the terms and subject to the conditions set forth herein, at the Closing, the Company agrees to sell, and the Subscriber agrees to purchase, Two Million Five Hundred Thousand (2,500,000) shares of Common Stock at a price of Four Dollars (US$4.00) per share (the “Shares”), for a total purchase price of Ten Million Dollars (US$10,000,000.00) (the “Purchase Price”). The Shares are to be registered in the name of the Subscriber and at the address set forth as the “Subscriber’s Address” on the signature page hereto.

2.2           Closing. The Closing shall take place at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202, at 8:00 a.m. (Eastern Time) on November 5, 2007, or at such other place, time and date as the parties hereto may mutually agree. The date and time of such Closing are herein referred to as the “Closing Date.”

2.3           Closing Conditions for the Benefit of the Company. The Subscriber acknowledges that the offer, sale and issuance of the Shares as contemplated by this Agreement is subject to, among other things, the following conditions being fulfilled or performed on or before the Closing Date, which conditions are for the exclusive benefit of the Company and may be waived, in whole or in part, by the Company in its sole discretion:

(a)           The accuracy of the representations and warranties of the Subscriber contained in this Agreement as of the date of this Agreement, and as of the Closing Date as if made at and as of the Closing Date;

(b)           All covenants, agreements and conditions contained in this Agreement to be performed by the Subscriber on or prior to the Closing Date shall have been performed or complied with in all material respects;

(c)           The Subscriber delivering to the Company:

(i)            Fully completed and duly executed copies of:

(A)      this Agreement;

(B)        the Registration Rights Agreement; and

(C)        the Right of First Refusal Agreement; and

(ii)           The Purchase Price, by wire transfer of immediately available funds in accordance with the Company’s wiring instructions, attached hereto as Schedule “A”;

(d)           The offer, sale and issuance of the Shares being exempt from the prospectus and registration requirements of Applicable Securities Laws. As used in this Agreement, “Applicable Securities Laws” means any and all securities laws including, statutes, rules, regulations, by-laws, policies, guidelines, orders, decisions, rulings and awards, applicable in the jurisdictions in which the Shares will be offered, sold and issued, including but not limited to the Securities Act;

(e)           The Subscriber executing and delivering to the Company a completed accredited investor certificate, in the form attached hereto as Appendix “A”;

(f)            The Company obtaining all orders, permits, approvals, waivers, consents, licenses or similar authorizations of Regulators necessary to complete the offer, sale and issuance of the Shares. As used in this Agreement, “Regulator” means any U.S. or Canadian (i)  governmental or public entity, department, court, commission, board, bureau, agency or instrumentality, (ii) quasi-governmental, self regulatory or private body exercising any regulatory authority, and (iii) stock exchange; and

(g)           All documentation relating to the offer, sale and issuance of the Shares being in form and substance satisfactory to the Company.

2.4           Closing Conditions for the Benefit of the Subscriber. The Company acknowledges that the offer, sale and issuance of the Shares as contemplated by this Agreement is subject to, among other things, the following conditions being fulfilled or performed on or before the Closing Date, which conditions are for the exclusive benefit of the Subscriber and may be waived, in whole or in part, by the Subscriber in its sole discretion:

(a)           The accuracy of the representations and warranties of the Company contained in this Agreement as of the date of this Agreement, and as of the Closing Date as if made at and as of the Closing Date;

(b)           All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects;

(c)           The Company shall have delivered to the Subscriber or the Subscriber’s counsel the following items:

(i)            The certificate representing the Shares purchased by the Subscriber registered in the name of the Subscriber and at the address set forth as the “Subscriber’s Address” on the signature page hereto;

(ii)           A copy of each of the Transaction Documents, duly executed by the Company;

(iii)          A copy of a certificate executed by the chief executive officer or the chief financial officer of the Company in form and substance reasonably satisfactory to the Subscriber, confirming such matters as may be reasonably requested by the Subscriber or its counsel, including but not limited to, certified copies of constating documents, board resolutions and other corporate matters relating to the issuance of the Shares and the good standing of the Company and its Subsidiaries;

(iv)          Opinions of counsel to the Company in such form and substance as is satisfactory to the Subscriber, relating to, among other things, the issuance and sale of the Shares under the Securities Act and applicable Canadian securities laws and the good standing of the Company and its Subsidiaries;

(v)           An opinion of counsel to the Company in such form and substance as is reasonably satisfactory to the Subscriber, relating to the due incorporation and valid existence of each of the Company and Newhi, Inc., a Washington corporation, and as to the absence of conflict among the Transaction Documents and the laws, rules and regulations of the State of Idaho;

(vi)          A certificate of good standing or the equivalent with respect to the Company and each of its Subsidiaries;

(vii)         A certificate from Computershare Investor Services Inc. as to the number of shares of Common Stock issued and outstanding as at a date which is not more than one (1) business day prior to the Closing Date; and

(viii)        Such other documents relating to the transactions contemplated by this Agreement as the Subscriber or its counsel may reasonably request.

ARTICLE III.
REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS

3.1           Representations and Warranties of the Company. Except as set forth under the corresponding section of the Schedules hereto, which Schedules shall be deemed a part hereof, the Company hereby makes the representations and warranties set forth below to the Subscriber as of the date hereof and as of the Closing Date:

(a)           Organization and Qualifications.

(i)            The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Idaho, with power and authority (corporate and other) to own and operate its properties and conduct its business, as currently conducted. The Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business, as currently conducted, requires such qualification.

(ii)           Each Subsidiary has been duly incorporated and is an existing corporation in good standing under the laws of the jurisdiction of its incorporation, with power and authority (corporate and other) to own its properties and conduct its business, as currently conducted. Each Subsidiary is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification; all of the issued and outstanding capital stock of each Subsidiary has been duly authorized and validly issued and is fully paid and non-assessable; and the capital stock of each Subsidiary owned by the Company, directly or through Subsidiaries, is owned free from liens, encumbrances and defects.

(b)           Shares. The Shares have been duly authorized and when delivered and paid for in accordance with this Agreement, such Shares will have been validly issued, fully paid and non-assessable. The shareholders of the Company have no pre-emptive rights with respect to the Shares.

(c)           No Brokers. Schedule 3.1© sets forth each brokerage commission, finder’s fee or other like payment payable by the Company in respect of the Offering. There are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Subscriber for a brokerage commission, finder’s fee or other like payment arising out of the Offering.

(d)           Registration Rights. There are no contracts, agreements or understandings between the Company and any person other than the Subscriber granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in any registration statement filed in accordance with the terms of the Registration Rights Agreement.

(e)           Listing. The outstanding shares of Common Stock are, and at the Closing, the Shares will be, duly listed on the Stock Exchanges and no order, ruling or determination having the effect of ceasing or suspending trading in the Common Stock is currently outstanding and no proceeding for such purposes has been instituted or, to the best of the Company’s knowledge, are pending, contemplated or threatened by any Stock Exchange.

(f)            Consents. No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required for the consummation of the transactions contemplated by this Agreement in connection with the issuance and sale of the Shares by the Company, except such as have been obtained and made under Applicable Securities Laws.

(g)           No Conflicts. The execution, delivery and performance of the Transaction Documents, the issuance and sale of the Shares and the application of the net proceeds therefrom as described in Section 5.2, will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, any statute, any rule, regulation, judgment, decree or order of any governmental agency or body or any court having jurisdiction over the Company or any Subsidiary or any of their respective properties, or any agreement, mortgage, deed of trust, indenture, note, bond, license or instrument to which the Company or any such Subsidiary is a party or by which the Company or any such Subsidiary is bound or to which any of the properties of the Company or any such Subsidiary is subject, or the charter or by-laws of the Company or any such Subsidiary, and the Company has full power and authority to authorize, issue and sell the Shares as contemplated by this Agreement.

(h)           Authorization; Enforceability. The Company has the requisite corporate power and authority to enter into the Transaction Documents and to issue and sell the Shares in accordance with the terms hereof. The Transaction Documents have been duly authorized, executed and delivered by the Company, with no further consent or authorization of the Company, its officers or directors being required, and constitute legal, valid and binding obligations of the Company, enforceable in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws affecting creditors generally.

(i)            Title to Property. Except as set forth in Appendix B and on Schedule 3.1(i), the Company and its Subsidiaries have good and defensible record title to all of the patented mining claims and millsites owned by them, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them. With respect to each of the unpatented mining claims, millsites and tunnel sites (collectively, the “Claims”) owned by the Company or any of its Subsidiaries and material to the development of the Montanore Project: (i) subject to the paramount title of the United States of America and the rights of third parties to use of the surface, the Company or its Subsidiaries hold the possessory interest therein; (ii) they were properly laid out and monumented on available public domain land open to appropriation by mineral location; (iii) location notices and certificates were timely and properly recorded and filed with appropriate governmental agencies, and all payments required in connection therewith were timely and properly made; (iv) assessment work of a nature sufficient to hold the unpatented mining claims has been timely and properly performed, and all claim maintenance and related fees have been timely paid as required by law in order to maintain the Claims; and (v) all affidavits of assessment work, notices of intent to hold, evidence of payment of claim maintenance fees, and other filings required to maintain the Claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies. Notwithstanding the foregoing, the Company makes no representation or warranty as to (i) whether any of the unpatented mining claims contains a discovery of valuable minerals, (ii) the absence of any conflicting patented or unpatented mining claims, (iii) whether its current uses of or activities on the unpatented mining claims and the millsites are sufficient to maintain those claims and millsites. The

Company and its Subsidiaries hold any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or to be made thereof by them.

(j)            Licenses and Permits. Except as set forth in Appendix B and on Schedule 3.1(j), the Company and its Subsidiaries (i) possess adequate certificates, authorities, licenses or permits or other approvals issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them as it is currently being operated; (ii) are in compliance, with the terms and conditions of any such certificates, authorities, licenses, permits or other approvals, except for any such non-compliance that would not individually or in the aggregate have a material adverse effect on the condition (financial or other), business, properties, or results of operations of the Company and its Subsidiaries, taken as a whole and/or any condition, circumstance or situation that would prohibit or otherwise materially interfere with the ability of the Company to perform any of its obligations under this Agreement (“Material Adverse Effect”); and (iii) have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or any of its Subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(k)           Employee Relations. No labor dispute with the employees of the Company or any Subsidiary exists or, to the knowledge of the Company, is imminent that would be reasonably likely to have a Material Adverse Effect.

(l)            Intellectual Property. The Company and its Subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “Intellectual Property Rights”) needed in the conduct of its business as it is currently being operated, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any Intellectual Property Rights that, if determined adversely to the Company or any of its Subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(m)          Environmental Laws. Neither the Company nor any of its Subsidiaries (i) is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances  (collectively, “Environmental Laws”), or (ii) owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect; and the Company is not aware of any pending investigation which might lead to such a claim.

(n)           Compliance with Laws. Except as set forth in Schedule 3.1(j), each of the Company and its Subsidiaries (i) has conducted and is conducting its business in compliance in all material respects with all applicable laws and regulations of each jurisdiction in which each of them carries on business (including, without limitation, all applicable exploration permits and concessions), and (ii) has not received a notice of non-compliance, nor knows of any facts that could give rise to a notice of non-compliance with any such laws, regulations or permits, except, in each case, for any such non-compliance that would not, individually or in the aggregate, have a Material Adverse Effect.

(o)           Public Reports. The Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act, as well as the reporting requirements of the Canadian securities regulatory authorities, and files reports with the Commission on EDGAR and with the Canadian securities regulatory authorities on SEDAR. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under Applicable Securities Laws, including the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “Public Reports”) on a timely basis or has received a valid extension of such time for filing and has filed any such Public Reports prior to the expiration of any such extension. As of their respective dates, the Public Reports complied in all material respects with the requirements of the Applicable Securities Laws, including the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and the Public Reports, when filed, were true and correct in all material respects, and no fact or facts have occurred since the date of the latest Public Report that would make such disclosure misleading in any material respect or omit any material fact necessary to make such disclosure true and correct in all material respects.

(p)           Litigation. There are no pending actions, suits or proceedings against or affecting the Company, any of its Subsidiaries or any of their respective properties that if determined adversely to the Company or any of its Subsidiaries would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement, or which are otherwise material in the context of the sale of the Shares; and no such actions, suits or proceedings are threatened or, to the Company’s knowledge, contemplated.

(q)           Financial Statements. The financial statements included in the Public Reports present fairly the financial position of the Company and its consolidated Subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis, and are not required to have been reconciled to generally accepted accounting principles in Canada under Applicable Securities Law. All disclosures contained or incorporated by reference in the Public Reports, if any, of “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation C of the Exchange Act and Item 10 of Regulation S K under the Exchange Act, to the extent applicable.

(r)            Internal and Disclosure Controls.

(i)            The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(ii)           The Company has established and maintains and evaluates “disclosure controls and procedures” (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act) and “internal control over financial reporting” (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s chief executive officer and its chief financial officer by others within those entities in a timely fashion in order to ensure accurate disclosure in the Company’s public reports filed under the Exchange

Act, and such disclosure controls and procedures are effective to perform the functions for which they were established.

(s)           Material Changes. Since the date of the latest audited financial statements included in the Public Reports, there has been no change that would constitute a Material Adverse Effect, nor any development or event involving a prospective change that would constitute a Material Adverse Effect, in the condition (financial or other), business, properties or results of operations of the Company and its Subsidiaries, taken as a whole, and there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(t)            Labor Relations. Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice; except for matters which would not, individually or in the aggregate, have a Material Adverse Effect, (i) there is (A) no unfair labor practice complaint pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or, to the Company’s knowledge, threatened, (B) no strike, labor dispute, slowdown or stoppage pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries and (C) no union representation dispute currently existing concerning the employees of the Company or any of its Subsidiaries, (ii) to the Company’s knowledge, no union organizing activities are currently taking place concerning the employees of the Company or any of its Subsidiaries, and (iii) there has been no material violation of any federal, state, local or foreign law relating to discrimination in the hiring, promotion or pay of employees, any applicable wage or hour laws or any provision of the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations promulgated thereunder concerning the employees of the Company or any of its Subsidiaries.

(u)           Tax. All tax returns required to be filed by the Company and its Subsidiaries have been timely filed, and all taxes and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax or penalties applicable thereto due or claimed to be due from such entities, have been timely paid, other than those being contested in good faith and for which adequate reserves have been provided.

(v)           Insurance. Each of the Company and its Subsidiaries maintains insurance covering its properties, operations, personnel and businesses as the Company reasonably deems adequate; such insurance insures against such losses and risks to an extent which is adequate in accordance with customary industry practice to protect the Company and its Subsidiaries and their respective businesses; all such insurance is fully in force on the date hereof and will be fully in force at the Closing Date, if any; neither the Company nor any of its Subsidiaries has reason to believe that it will not be able to renew any such insurance as and when such insurance expires.

(w)          Securities Act of 1933. Based in material part upon the representations herein of the Subscriber, the Company has complied and will comply with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Shares. Neither the Company nor anyone acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy any of the Shares, or solicit offers with respect thereto from, or enter into any negotiations relating thereto with, any person, or has taken or will take any action so as to bring the issuance and sale of any of the Shares under the registration provisions of the Securities Act and applicable state securities laws, and neither the Company nor any of its Affiliates, nor any person acting on its or their behalf, has engaged in any form of directed selling efforts in the United States (within the meaning of Regulation S under the Securities Act) in connection with the offer or sale of any of the Shares.

3.2           Acknowledgements, Representations and Warranties of the Subscriber. The Subscriber acknowledges, represents and warranties to the Company that, as of the date hereof and as of the Closing Date:

(a)           THE SUBSCRIBER HAS READ THE RISK FACTORS ATTACHED HERETO AS APPENDIX “B”, AND UNDERSTANDS THAT AN INVESTMENT IN THE SHARES HAS SIGNIFICANT RISK AND THE SUBSCRIBER MAY LOSE ITS ENTIRE INVESTMENT.

(b)           The offer, sale and issuance of the Shares is being undertaken in reliance on exemptions from the prospectus and registration requirements of the Applicable Securities Laws and, as a result: (i) the Subscriber will not receive information that would otherwise be required under Applicable Securities Laws or be contained in a prospectus prepared in accordance with Applicable Securities Laws, (ii) many of the protections, rights and remedies available under Applicable Securities Laws normally available in a public offering will not be available to the Subscriber, and (iii) the Company is relieved from certain obligations that would otherwise apply under Applicable Securities Laws in a public offering.

(c)           No prospectus has been filed in connection with the Offering and no Regulator has made any finding or determination as to the merit for investment in, or made any recommendation or endorsement with respect to, the Shares.

(d)           The Company is required to file a report of trade with all applicable Regulators containing personal information about the Subscriber. This report of trade and other required disclosures under United States securities laws will include the full name, address and telephone number of the Subscriber, the number of Shares purchased, the total purchase price paid for the Shares, the date of the Closing and the prospectus and registration exemption relied upon under Applicable Securities Laws to complete such purchase. In Ontario, this information is collected indirectly by the Ontario Securities Commission under the authority granted to it under, and for the purposes of the administration and enforcement of, the securities legislation in Ontario. The Subscriber may contact the Administrative Assistant to the Director of Corporate Finance at Suite 1903, Box 5520 Queen Street West, Toronto, Ontario, M5H 3S8 or by telephone at (416) 593-8086 for more information regarding the indirect collection of such information by the Ontario Securities Commission. The Company may also be required pursuant to Applicable Securities Laws to file this Agreement and the other Transaction Documents on SEDAR and with the Commission. By completing this Agreement, the Subscriber authorizes the indirect collection of the information described in this Section 3.2(e) by all applicable Regulators and consents to the disclosure of such information to the public through (i) the filing of a report of trade with all applicable Regulators and (ii) the filing of this Agreement and the other Transaction Documents, and disclosure of the financing, on SEDAR and with the Commission.

(e)           The Shares are being offered on a “private placement” basis and will be subject to resale restrictions under the Applicable Securities Laws and the rules of the Stock Exchanges. The Company will make a notation on its records and give instructions to its transfer agent of the Common Stock to implement such resale restrictions.

(f)            The certificates representing the Shares or ownership statements issued under a direct registration system or other electronic book-entry system, will bear legends in accordance with the Applicable Securities Laws.

(g)           The Shares cannot be traded through the facilities of either Stock Exchange since the certificates representing the Shares are not freely transferable and consequently are not “good delivery” in settlement of transactions on such exchanges.

(h)           The certificates representing the Shares (and any replacement certificate issued prior to the expiration of the applicable hold periods) will bear legends substantially in the form of the following legends as required by Applicable Securities Laws:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TSX; HOWEVER, THE SECURITIES CAN NOT BE TRADED THROUGH THE FACILITIES OF THE TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT ‘GOOD DELIVERY’ IN SETTLEMENT OF TRANSACTIONS ON THE TSX.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE MARCH 6, 2008.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY APPLICABLE STATE “BLUE SKY” OR SECURITIES LAWS. THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) IF THE SECURITIES HAVE BEEN REGISTERED IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT IN ACCORDANCE WITH RULE 144 THEREUNDER, IF APPLICABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS AND REGULATIONS GOVERNING THE OFFER AND SALE OF SECURITIES, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OF RECOGNIZED STANDING, OR OTHER EVIDENCE OF EXEMPTION, REASONABLY SATISFACTORY TO THE COMPANY. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH U.S. SECURITIES LAWS.”

(i)            THE SUBSCRIBER HAS KNOWLEDGE IN FINANCIAL AND BUSINESS AFFAIRS, IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF AN INVESTMENT IN THE SHARES, AND IS ABLE TO BEAR THE ECONOMIC RISK OF SUCH INVESTMENT EVEN IF THE ENTIRE INVESTMENT IS LOST.

(j)            The Subscriber has not been provided with a prospectus, an offering memorandum or any other document in connection with its subscription for the Shares. The Subscriber’s decision to subscribe for the Shares and execute this Agreement has not been based upon any verbal or written representation made by or on behalf of the Company or any employee or agent of the Company. However, the Subscriber has been furnished by the Company, during the course of this transaction, with all information regarding the Company which it has requested and acknowledges that it has been afforded the opportunity to ask questions of and receive answers from duly authorized officers and/or other representatives of the Company concerning the terms and conditions of the Offering and any additional information requested.

(k)           The distribution of the Shares has not been made through, or as a result of, and is not being accompanied by, (i) a general solicitation, (ii) any advertisement including articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or (iii) any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

(l)            The Subscriber is acquiring the Shares as principal for its own account for investment and has no present intention to sell or exchange the Shares.

(m)          The Subscriber is eligible to purchase the Shares pursuant to an exemption from the prospectus and registration requirements of the Applicable Securities Laws. The Subscriber has completed and delivered to the Company the certificate attached as Appendix “A” hereto evidencing the Subscriber’s status under the Applicable Securities Laws and confirms the truth and accuracy of all statements made in such certificate. The Subscriber hereby represents and warrants that:

(i)            it is not a “U.S. person”, as defined in Regulation S under the Securities Act (which definition includes but is not limited to (A) any individual resident in the United States, (B) any partnership or corporation organized or incorporated under the laws of the United States, (C) any partnership or corporation formed by a U.S. person under the laws of any foreign jurisdiction principally for the purpose of investing in securities not registered under the Securities Act, or (D) any estate or trust of which any executor, administrator or trustee is a U.S. person), and is not purchasing the Shares for the account or benefit of a U.S. person; and

(ii)           it was not offered any of the Shares in the United States, did not receive any materials relating to the offer of the Shares in the United States, and did not execute this Agreement or any other materials relating to the purchase of the Shares in the United States.

(n)           The Subscriber was offered the Shares in, and is resident in, the jurisdiction set out as the “Subscriber’s Address” on the signature page of this Agreement and intends that the securities laws of that jurisdiction govern the offer, sale and issuance of the Shares to the Subscriber.

(o)           The Subscriber is at arm’s-length, within the meaning of the policies of the TSX, with the Company.

(p)           None of the funds that the Subscriber is using to purchase the Shares are, to the knowledge of the Subscriber, proceeds obtained or derived, directly or indirectly, as a result of illegal activities.

(q)           The Subscriber has not received, nor does it expect to receive any financial assistance from the Company, directly or indirectly, in respect of the Subscriber’s purchase of the Shares.

(r)            No person has made any oral or written representations to the Subscriber  (i) that any person will resell or repurchase any of the Shares; (ii) that any person will refund the Purchase Price, or (iii) as to the future value or price of any of the Shares.

(s)           The execution and delivery of and performance by the Subscriber of this Agreement have been authorized by all necessary corporate or other action on the part of the Subscriber.

(t)            This Agreement has been duly executed and delivered by the Subscriber, and constitutes a legal, valid and binding agreement of the Subscriber enforceable against it in accordance with its terms.

(u)           The execution and delivery of and performance by the Subscriber of this Agreement do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other person to exercise any rights under any of the terms or provisions of the Subscriber’s constating documents or by-laws, if applicable, or any other contract, agreement, instrument, undertaking, covenant, law or rule to which the Subscriber is a party or by which it is bound.

(v)           The Subscriber has obtained such legal, investment and tax advice as it considers appropriate in connection with the offer, sale and issuance of the Shares and the execution, delivery and performance by it of this Agreement and the transactions contemplated by this Agreement. The Subscriber is not relying on the Company or its Affiliates or their counsel in this regard.

3.3           Indemnification of the Subscriber

(a)           The Company hereby covenants and agrees to indemnify and hold harmless the Subscriber and its directors, officers, employees, agents and representatives (each, a “Subscriber Indemnified Party”) from and against any and all expenses, losses (other than a loss of profits), claims, actions, damages or liabilities, whether joint or several (including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings or claims), including the reasonable fees and expenses of counsel, to which the Subscriber may become subject under any statute or common laws insofar as such expenses, losses, claims, damages, liabilities or actions arise out of or are based, directly or indirectly:  (i) on any material misrepresentation by the Company in connection with the matters referred to herein; or (ii) in respect of any inaccuracy of any representation or warranty or the breach of any covenant made by the Company in any document, instrument, agreement or certificate, including for certainty this Agreement, delivered by or entered into, in connection with the Offering, provided however, that the obligation of the Company under this Section 3.3 shall not exceed the Purchase Price.

(b)           The indemnity obligations of the Company contained in this Section 3.3 shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to the Subscriber and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and the Subscriber.

©             If any action or claim shall be asserted against a Subscriber Indemnified Party in respect of which indemnity may be sought from the Company pursuant to the provisions of this Section 3.3 or if any potential claim contemplated hereby shall come to the knowledge of the Subscriber, the Subscriber shall promptly notify the Company in writing; but the omission to so notify the Company will not relieve the Company from any liability it may otherwise have to the Subscriber pursuant to this Section 3.3. The Company shall be entitled to assume the defence thereof, provided, however, that the defence shall be through legal counsel acceptable to the Subscriber, acting reasonably. In addition, the Subscriber shall also have the right to employ separate legal counsel in any such action and participate in the defence thereof, and the fees and expenses of such counsel shall be borne by the Subscriber unless:  (i) the employment thereof has been specifically authorized in writing by the Company; (ii) the Subscriber has been advised by counsel that representation of the Company and the Subscriber by the same legal counsel would be inappropriate due to actual or potential differing interests between them; or (iii) the Company has failed within a reasonable time after receipt of such written notice to assume the defence of such action or claim.

(d)           Neither the Company nor the Subscriber shall effect any settlement of any such action or claim or make any admission of liability without the written consent of the other party, such consent to be promptly considered and not to be unreasonably withheld. The indemnity herein provided shall remain in full force and effect and shall not be limited to or affected by any other indemnity in respect of any other matters specified herein obtained by the Subscriber from any other person.

ARTICLE IV.
COVENANTS

4.1           Covenants of the Company.

(a)           The Company will, within the required time, file with the Stock Exchanges or any other applicable securities agency, any documents, reports and information, in the required form, required to be filed by Applicable Securities Laws in connection with the Offering, together with any applicable filing fees and other materials.

(b)           The Company will use its commercially reasonable efforts to maintain the listing on the Stock Exchanges of the Shares.

(c)           Upon the sale of any Shares pursuant to an effective registration statement filed by the Company in accordance with the terms of the Registration Rights Agreement or pursuant to Rule 144 of the Securities Act, the Company shall request that its transfer agent promptly issue certificate(s) representing such Shares without restrictive legends to the purchasers in such transactions, upon receipt of appropriate documentation (which may include opinions of counsel to the Subscriber) and such representations from the Subscriber as counsel to the Company may reasonably determine are necessary.

4.2           Covenants of the Subscriber.

(a)           The Subscriber will comply with all Applicable Securities Laws concerning the subscription, purchase, holding and resale of the Shares.

(b)           The Subscriber will execute, deliver, file any reports, undertakings and other documents required under Applicable Securities Laws in connection with the purchase of the Shares and will provide the Company with any information it requires to complete any filings or reports that it is required to file, including such information as may be necessary to respond to comments or enquires by any Regulator.

ARTICLE V.
OTHER AGREEMENTS OF THE PARTIES

5.1           Securities Laws Disclosure; Publicity. The Company and the Subscriber shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby, and neither the Company nor the Subscriber shall issue any such press release or otherwise make any such public statement without the prior consent of the other party, which consent shall not unreasonably be withheld, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication.

5.2           Use of Proceeds. The Company shall use the net proceeds from the sale of the Shares hereunder for working capital purposes, including for exploration and development of the Montanore Project and for potential acquisitions.

ARTICLE VI.
MISCELLANEOUS PROVISIONS

6.1           Termination. This Agreement may be terminated by the Company or the Subscriber by written notice to the other party, if the Closing has not been consummated on or before November 30, 2007; provided, however, that no such termination will affect the right of any party to sue for any breach by the other party.

6.2           Fees and Expenses. Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of the Shares.

6.3           Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

6.4           Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (Pacific Time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (Pacific Time) on any Trading Day, (c) the 2nd Trading Day following the date of mailing, if sent by overnight courier, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached.

6.5           Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Subscriber or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

6.6           Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

6.7           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

6.8           No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

6.9           Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement is governed by, subject to and interpreted in accordance with the laws prevailing in the Province of Ontario and the federal laws of Canada applicable therein. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the courts of the Province of Ontario. Each party hereby irrevocably submits to the exclusive jurisdiction of the courts of the Province of Ontario for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

6.10         Survival. The representations, warranties, acknowledgements and covenants of the Company and the Subscriber contained in this Agreement shall survive the execution and delivery hereof and the Closing until the date which is one (1) year from the Closing Date.

6.11         Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

6.12         Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

6.13         Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefore, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares.

6.14         Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Subscriber and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

[Signature page attached.]

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

MINES MANAGEMENT, INC.			Issuer’s Address:

905 West Riverside Avenue, Suite 311
By:	/s/ James H. Moore		Spokane, WA 99201
	Name:	James H. Moore	Phone: (509) 838-6050
	Title:	Chief Financial Officer	Fax: (509) 838-0486
Attn: Chief Executive Officer

With a copy to (which shall not constitute notice):			Davis Graham & Stubbs LLP 1550 - 17th Street, Suite 500 Denver, CO 80202 Phone: (303) 892-9400 Fax: (303) 893-1379 Attn: Patricia Peterson

SILVER WHEATON CORP.			Subscriber’s Address:

666 Burrard Street, Suite 3150
By:	/s/ Noel Watson		Vancouver, British Columbia
	Name:	Noel Watson	Canada V6C 2X8
	Title:	Chief Financial Officer	Phone: (604) 684-9648
Fax: (604) 684-3123
Attn: Chief Financial Officer

With a copy to (which shall not constitute notice):			Cassels Brock & Blackwell LLP 40 King Street West, Suite 2100 Toronto, Ontario Canada M5H 3C2 Phone: (416) 869-5407 Fax: (416) 350-6933 Attn: Mark T. Bennett